Exhibit 10.5

THIS THIRD AMENDED AND RESTATED INTERCREDITOR AGREEMENT AMENDS, RESTATES AND REPLACES IN ITS ENTIRETY THAT CERTAIN SECOND AMENDED AND RESTATED INTERCREDITOR AGREEMENT DATED AS OF APRIL 25, 2019 BETWEEN MADRYN HEALTH PARTNERS, LP AND CITY NATIONAL BANK OF FLORIDA

THIRD AMENDED AND RESTATED INTERCREDITOR AGREEMENT

THIS THIRD AMENDED AND RESTATED INTERCREDITOR AGREEMENT (this “Agreement”) is entered into as of March 20, 2020, by and between (a) MADRYN HEALTH PARTNERS, LP, a Delaware limited partnership, having an office at 140 E. 45th Street, 15th Floor, Suite B, New York, NY 10017, in its capacity as administrative agent (“Madryn”) for the Madryn Lenders (defined below) under the Madryn Loan Agreement (defined below), and (b) CITY NATIONAL BANK OF FLORIDA, having an office at 100 SE 2nd Street, 13th Floor, Miami, Florida 33131 (“CNB”). Madryn (in its own capacity and as agent for the Madryn Lenders, as applicable), the Madryn Lenders and CNB are each sometimes referred to herein individually as a “Lender” and collectively as “Lenders”.

RECITALS

A.    Madryn, the lenders from time to time party thereto (collectively with Madryn, the “Madryn Lenders”), VENUS CONCEPT CANADA CORP., an Ontario corporation (“Venus Canada”), VENUS CONCEPT USA INC., a Delaware corporation, VENUS CONCEPT INC., a Delaware corporation (“VCI”) (“Venus USA” and together with VCI and Venus Canada, each a “Borrower” and collectively, the “Borrowers”), VENUS CONCEPT LTD., an Israeli corporation, the Guarantors party thereto (the “Guarantor”) (collectively with Borrowers, the “Loan Parties”) are parties to that certain Credit Agreement dated as of October 11, 2016 as amended by that certain First Amendment to Credit Agreement and Investment Documents dated as of May 25, 2017, that certain Second Amendment to Credit Agreement and Consent Agreement dated as of February 15, 2018, that certain Third Amendment to Credit Agreement and Waiver dated as of August 14, 2018, that certain Fourth Amendment to Credit Agreement dated as of January 11, 2019, that certain Fifth Amendment to Credit Agreement dated as of March 15, 2019, that certain Sixth Amendment to Credit Agreement and Consent dated as of April 25, 2019, that certain Seventh Amendment to Credit Agreement, Consent and Waiver dated as of June 25, 2019, that certain Omnibus Amendment and Waiver dated as of July 26, 2019, that certain Ninth Amendment to Credit Agreement dated as of August 14, 2019, that certain Tenth Amendment to Credit Agreement, Consent and Joinder Agreement dated as of November 7, 2019, that certain Eleventh Amendment to Credit Agreement and Consent Agreement dated as even date herewith (as may be further amended, modified, restated, replaced, or supplemented from time to time, the “Madryn Loan Agreement”), whereby Madryn made available to Borrowers certain secured term loan facilities. The loan facilities provided by the Madryn Loan Agreement shall be referred to herein as the “Madryn Loan”.

B.    CNB and the Loan Parties are parties to that certain Second Amended and Restated Loan Agreement dated as of the date hereof (as the same may be further amended, modified, restated, replaced, or supplemented from time to time, the “CNB Loan Agreement”), whereby CNB agreed to make available to Borrower a secured revolving loan credit facility, which is guaranteed by Guarantor. In addition, CNB may provide Bank Services to Borrower in an aggregate amount outstanding at any time not to exceed One Million Dollars ($1,000,000.00) (the “Bank Services Cap”). The facility contemplated by the CNB Loan Agreement, along with any Bank Services, shall be referred to herein as the “CNB Loan”.

C.    All of the obligations and indebtedness of the Loan Parties to the Madryn Lenders under the Madryn Loan Documents and all of the obligations and indebtedness of Borrower to CNB under the CNB Loan Documents and Bank Services are secured by the Collateral, as defined herein.

D.    Madryn and CNB desire to set forth in this Agreement their respective rights and obligations with respect to the Collateral.

AGREEMENT

The parties agree as follows:

1.    DEFINITIONS AND CONSTRUCTION

1.1    Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means any “account”, as such term is defined in the UCC, now owned or hereafter acquired by a Borrower (including, without limitation, under any trade name, style or division thereof) or in which a Borrower now holds or hereafter acquires any interest and, in any event, shall include, without limitation, all accounts receivable, book debts, Payment Intangibles in respect of the foregoing, whether arising out of goods sold or services rendered (including, without limitation, the licensing of any property) by a Borrower or from any other transaction, whether or not the same involves the sale of goods or services (including, without limitation, licensing) by a Borrower (including, without limitation, any such obligation that may be characterized as an account or contract right under the UCC) and all of any Borrower’s accrued rights to payment under all purchase orders, or receipts now owned or hereafter acquired by it for goods or services, and all of a Borrower’s rights to any goods represented by any of the foregoing (including, without limitation, unpaid seller’s rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), and all monies due or to become due to a Borrower for goods actually delivered or services actually rendered under all purchase orders and contracts for the sale of goods or the performance of services or both by a Borrower or in connection with any other transaction, now in existence or hereafter occurring, but including, all collateral security and guarantees of any kind given by any person with respect to any of the foregoing. For the avoidance of doubt, the term “Accounts” only includes accrued and earned rights to payment (and the actual payments themselves) for the sale of goods or services in the ordinary course of business and shall not include the actual purchase orders, contracts or licenses themselves or any rights to future revenue under such purchase orders, contracts or licenses after a disposition of the same, all of which shall be part of the Madryn Priority Collateral.

“Agent” means Madryn, on behalf of Madryn and the other Madryn Lenders.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Venus USA or VCI by CNB or any affiliate of CNB, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, overdraft protection arrangements and extensions of credit, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services, as any such products or services may be identified in CNB’s various agreements related thereto, in all cases whether or not provided pursuant to the CNB Loan Agreement, but in all cases subject to the Bank Services Cap.

“Bank Services Cap” is defined in Recital B.

“Bankruptcy Code” means the federal bankruptcy law of the United States as from time to time in effect, currently as Title 11 of the United States Code. Section references to current sections of the Bankruptcy Code shall refer to comparable sections of any revised version thereof if section numbering is changed.

“Borrower” and “Borrowers” has the meaning given to such terms in Recital A.

“Cash Collateral” has the meaning given to such term in Section 4.11.

“Claim” means the Madryn Claims and/or the CNB Claims, as applicable.

“CNB Cap” means (a) $10,000,000, which amount includes the principal amount outstanding under the CNB Loan Agreement plus (b) all Bank Services up to the Bank Services Cap, minus (c) the amount of any permanent reductions in the revolving commitment under the CNB Loan Agreement.

“CNB Claim” and “CNB Claims” means any and all present and future “claims” (used in its broadest sense, as contemplated by and defined in Section 101(5) of the Bankruptcy Code, but without regard to whether such claim would be disallowed under the Bankruptcy Code) of CNB now or hereafter arising or existing under or relating to the CNB Loan Agreement and related CNB Loan Documents, whether joint, several, or joint and several, whether fixed or indeterminate, due or not yet due, contingent or non-contingent, matured or unmatured, liquidated or unliquidated, or disputed or undisputed, whether under a guaranty or a letter of credit, and whether arising under contract, in tort, by law, or otherwise, any interest or fees thereon (including interest or fees that accrue after the filing of a petition by or against Borrower under the Bankruptcy Code, irrespective of whether allowable under the Bankruptcy Code), any costs of Enforcement Actions, including reasonable attorneys’ fees and costs, and any prepayment or termination premiums.

“CNB Excess Obligations” means the principal amount of the CNB Claim in excess of (i) the CNB Cap, plus accrued interest on such portion in excess of the CNB Cap; plus (ii) Bank Services in excess of the Bank Services Cap.

“CNB Loan” has the meaning given to such term in Recital B.

“CNB Loan Agreement” has the meaning given to such term in Recital B.

“CNB Loan Documents” means the CNB Loan Agreement and all of the “Loan Documents” as defined in the CNB Loan Agreement, but in any event including any documents in connection with Bank Services, in each case as may be amended, modified, restated, replaced, or supplemented from time to time.

“CNB Priority Collateral” means all right, title, and interest of Borrowers in and to any of the following, whether now owned or hereafter acquired and wherever located: all (a) Accounts, (b) Inventory, (c) cash, cash equivalents, short and long term investments, all bank and investment accounts including, without limitation, all operating accounts, depository accounts, savings accounts, and investment accounts, and all property contained therein, stock, securities, and Investment Property, to the extent any of the foregoing represent the Proceeds arising out of any of the collateral described in (a) and (b), but in each case excluding the Proceeds of Madryn Priority Collateral.

“CNB Priority Obligations” means the CNB Claims other than any CNB Excess Obligations.

“Collateral” means all of the Loan Parties’ now owned and hereafter acquired assets and personal property, whether tangible or intangible.

“Enforcement Action” means, with respect to any Lender and with respect to any Claim of such Lender or any item of Collateral in which such Lender has or claims a Lien or right of offset, any action, whether judicial or nonjudicial, to repossess, collect, accelerate, offset, recoup, give notification to third parties with respect to, sell, dispose of, foreclose upon, give notice of sale, disposition, or foreclosure with respect to, or obtain equitable or injunctive relief with respect to, such Claim or Collateral.

“Event of Default” means a default or event of default however so defined under either (a) under the Madryn Loan Documents or (b) the CNB Loan Documents.

“Insolvency Event” has the meaning given to such term in Section 4.8.

“Insolvency Proceeding” has the meaning given to such term in Section 2.6.

“Investment Property” means any “investment property”, as such term is defined in the UCC, now owned or hereafter acquired by a Borrower or in which a Borrower now holds or hereafter acquires any interest.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof, with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw material, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of a Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the foregoing.

“Lender” or “Lenders” have the meanings given to such terms in the introductory paragraph hereof.

“Lien” means a lien or security interest in Collateral to secure a Claim of a Lender.

“Loan” means, as the context may require, singularly the Madryn Loan, the CNB Loan, or any other extension of credit pursuant to a Loan Agreement (in the case of CNB, including, without limitation, Bank Services).

“Loan Agreement” means, as the context may require, singularly the Madryn Loan Agreement or the CNB Loan Agreement; and “Loan Agreements” means collectively, the Madryn Loan Agreement and the CNB Loan Agreement.

“Loan Documents” means, as applicable, the Madryn Loan Documents and the CNB Loan Documents.

“Madryn Claim” and “Madryn Claims” means any and all present and future “claims” (used in its broadest sense, as contemplated by and defined in Section 101(5) of the Bankruptcy Code, but without regard to whether such claim would be disallowed under the Bankruptcy Code) of Madryn now or hereafter arising or existing under or relating to the Loan Agreement and related Loan Documents, whether joint, several, or joint and several, whether fixed or indeterminate, due or not yet due, contingent or non-contingent, matured or unmatured, liquidated or unliquidated, or disputed or undisputed, whether under a guaranty or a letter of credit, and whether arising under contract, in tort, by law, or otherwise, any interest or fees thereon (including interest or fees that accrue after the filing of a petition by or against a

Loan Party under the Bankruptcy Code, irrespective of whether allowable under the Bankruptcy Code), any costs of Enforcement Actions, including reasonable attorneys’ fees and costs, and any prepayment or termination premiums.

“Madryn Lenders” means the Lenders under the Madryn Loan Documents.

“Madryn Loan Agreement” has the meaning given to such term in Recital A.

“Madryn Loan Documents” means the Madryn Loan Agreement and all of the “Loan Documents” as defined in the Madryn Loan Agreement, except any warrant issued by a Loan Party, in each case as may be amended, modified, restated, replaced, or supplemented from time to time.

“Madryn Priority Collateral” means all of the Collateral, other than the CNB Priority Collateral.

“Non-Priority Agent” means, with respect to the CNB Priority Collateral, Madryn, and, with respect to the Madryn Priority Collateral, CNB.

“Non-Priority Lenders” means, with respect to the CNB Priority Collateral, the Madryn Lenders, and, with respect to the Madryn Priority Collateral, CNB.

“Payment Intangible” means any “payment intangible”, as such term is defined in the UCC, now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest.

“Priority Agent” means, with respect to the CNB Priority Collateral, CNB, and, with respect to the Madryn Priority Collateral, Madryn.

“Priority Collateral” means, with respect to CNB, the CNB Priority Collateral, and with respect to Madryn, the Madryn Priority Collateral.

“Priority Lenders” means, as to the CNB Priority Collateral, CNB, and with respect to the Madryn Priority Collateral, the Madryn Lenders.

“Proceeds” means “proceeds,” as such term is defined in the UCC.

“Proceeds of Collection” means, collectively, the proceeds of all Collateral received in connection with an Enforcement Action, or any part thereof, and the proceeds of any remedy with respect to such Collateral under the Loan Documents after the occurrence and during the continuance of an Event of Default.

“Reimbursement Obligations” has the meaning given to such term in Section 4.7.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions. Unless otherwise defined herein, terms that are defined in the UCC and used herein shall have the meanings given to them in the UCC.

1.2    Other Interpretive Provisions. References in this Agreement to “Recitals,” “Sections,” and “Exhibits” are to recitals, sections, and exhibits herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “include” and “including” and words or similar import when used in this Agreement shall not be construed to be limiting or exclusive. The Recitals constitute a part of the agreement among the parties hereto.

2.    INTERCREDITOR ARRANGEMENTS

2.1    Priority of Security Interests. (a) Notwithstanding any contrary priority established by (i) the filing dates of their respective financing statements, (ii) the recording dates of any other security perfection documents, (iii) which Lender has possession of, or control over, any of the Collateral (but expressly subject to Section 4.5) or (iv) any statute or rule of law to the contrary, the Lenders agree that, except as otherwise provided under Section 4:

(i)    the Lien of CNB in CNB’s Priority Collateral shall at all times be senior in rank, priority and enforcement to the Lien and enforcement rights of Madryn in and against CNB’s Priority Collateral, to the extent of the CNB Priority Obligations;

(ii)    the Lien of Madryn in CNB’s Priority Collateral shall be junior and subordinate in rank, priority and enforcement to the Lien and enforcement rights of CNB in and against CNB’s Priority Collateral, to the extent of the CNB Priority Obligations;

(iii)    the Lien of Madryn in Madryn Priority Collateral shall at all times be senior in rank, priority and enforcement to the Lien and enforcement rights of CNB in and against such Madryn Priority Collateral;

(iv)    the Lien of CNB in Madryn Priority Collateral shall be junior and subordinate in rank, priority and enforcement to the Lien and enforcement rights of Madryn in and against Madryn’s Priority Collateral;

(v)     the Proceeds of Collection of the Madryn Priority Collateral and the Proceeds of Collection of CNB Priority Collateral shall be distributed as provided in Section 4 below;

(vi)    the relative priority of the Liens specified in this Agreement applies only to Liens held by the Lenders (and by their respective agents) to secure Loans made under their respective Loan Agreements (and in the case of CNB Liens for Bank Services);

(vii)    each of Madryn and CNB consents to the grant of liens set forth in the CNB Loan Documents and the Madryn Loan Documents, in effect as of the date hereof.

(b)    The relative priorities set forth in subsection (a) are subject to the following:

(i)    No Lender shall challenge or contravene the perfection of the Lien of any other Lender.

(ii)    A Lender’s relative priority in the proceeds (within the meaning of the Code, but not including proceeds of liquidation) of an asset of a Loan Party shall be determined based upon that Lender’s relative priority in the asset from which such proceeds arose.

(iii)    The proceeds of the liquidation of any assets of a Loan Party conducted by any Lender and the proceeds of any insurance on assets of such Loan Party shall be distributed to the Lenders, to the extent available, in order of their respective priorities in the assets of the Loan Party giving rise to such proceeds, as provided in subsection (a) above.

(iv)    Any Lender which conducts a liquidation shall provide each other Lender with copies of all demands, communications, correspondence, and pleadings which relate to such Lender’s conduct of such liquidation. The proceeds of any liquidation shall be distributed accordance with subsection (a) above. Any Lender which conducts a liquidation shall provide the other Lender with a written statement of the results of such liquidation and the distribution of the proceeds thereof.

(v)    Each of the Lenders shall provide the other Lender with a copy of any notice of demand, or similar communication as and when given to any Loan Party. Each of the Lenders shall make reasonable efforts to provide all others as and when received, given, or executed, copy of any amendment, modification, waiver, replacement or supplement of their respective Loan Documents with the Loan Party. No Lender shall have any liability to the other Lender for failure to comply with this subsection.

2.2    Limitation on Further Loans. After the date hereof, except pursuant to the Loan Agreements and as permitted pursuant to Section 2.5, no CNB Lender may make loans to or otherwise extend credit to Borrower in excess of the CNB Priority Obligations, without notice to and the consent of Madryn; provided, however, that CNB may, in the ordinary course of its commercial banking relationship with Borrower, extend credit to Borrower in the form of (i) overdrafts under deposit accounts maintained with either Lender, extensions of credit in connection with unsecured cash management services and similar unsecured extensions of credit; provided, however that to the extent any such overdrafts are secured, the amount secured shall be included as principal and shall be subject to the CNB Cap, and (ii) secured extensions of credit in connection with Bank Services as permitted under Section 4.11 below.

2.3    Transfer of Interest in Loans.

(a)    Consent. Madryn agrees that it will not transfer any of its interest in the Madryn Loan Documents without obtaining the acknowledgment of the proposed transferee or assignee that the transfer or assignment is subject to all of the terms of this Agreement. CNB agrees that it will not transfer any of its interest in the CNB Loan Documents or its Loans without obtaining the acknowledgment of the proposed transferee or assignee that the transfer or assignment is subject to all of the terms of this Agreement; provided, however, CNB may sell to any other financial entity participation interests in such CNB’s rights under this Agreement and the Loan Documents, provided that notwithstanding the sale of participations, CNB shall remain solely responsible for the performance of its obligations under this Agreement and the Loan Documents, and Madryn or its transferee shall continue to deal solely and directly with CNB in connection with this Agreement and the Loan Documents. For the avoidance of doubt this Agreement shall have no effect to restrict or prohibit any transfers of the rights of any Madryn Lender under the Madryn Loan Agreement in accordance with the terms of the Madryn Loan Documents.

(b)    Assumption of Obligations. The transferee shall assume all obligations of the transferring Lender with respect to the portion of the transferor’s interest under this Agreement and the applicable Loan Documents; provided, that to the extent the transferor shall not transfer the entirety and shall retain any portion of its interest in its Loan Agreement and the other applicable Loan Documents, the transferor shall retain its obligations under this Agreement, its Loan Agreement and the other applicable Loan Documents with respect to that portion of its interest.

2.4    Agent for Perfection. Each Lender hereby appoints the other Lender as agent for the purposes of perfecting its Liens in and on any of the Collateral in the possession or under the control of such other Lender; provided, that, a Lender in the possession or having control of any Collateral shall not have any duty or liability to protect or preserve any rights pertaining to any of the Collateral and, except for gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction, the non-possessing and/or non-controlling Lender hereby waives and releases the other Lender from, all claims and liabilities arising pursuant to the possessing Lender’s role as bailee with respect to the Collateral, so long as the possessing and/or controlling Lender shall use the same degree of care with respect thereto as the possessing and/or controlling Lender uses for similar property pledged to the possessing and/or controlling Lender as collateral for indebtedness of others to the possessing and/or controlling Lender. For the avoidance of doubt, so long as the CNB Loan Documents remain in place this Agreement shall constitute a Qualifying Control Agreement for each deposit account of either Borrower maintained at CNB and after payment in full of the CNB Loan, then CNB agrees to enter into a deposit account control agreement covering any deposit accounts at CNB within thirty (30) days of the request of Madryn.

2.5    Limitations on Amendments to CNB Loan Documents. CNB shall obtain Madryn’s written consent prior to (i) entering into any amendment to the CNB Loan Documents that increases the maximum principal amount that may be outstanding thereunder above the CNB Cap (except for Bank Services which may or may not be provided under the CNB Loan Agreement, but subject to the Bank Services Cap), or (ii) entering into any Bank Services in excess of the Bank Services Cap, (iii) making any loans other than revolving loans subject to the borrowing base formula established under the CNB Loan Documents in effect as of the date hereof or otherwise relaxing the eligibility requirements for Accounts or Inventory in any applicable borrowing base or increasing the advance rates contained in any applicable borrowing base, in a manner which would cause the Loan Parties to obtain credit in excess of the borrowing base formulas established in the CNB Loan Documents in effect as of the date hereof, other than the making of protective advances necessary to protect or preserve the CNB Priority Collateral in an amount not to exceed $500,000, or (iv) adding any Loan Parties as borrowers or guarantors under the CNB Loan Documents except to the extent such Loan Parties are borrowers or guarantors under the CNB Loan Documents on the date of this Agreement.

2.6     Insolvency Proceeding. In any bankruptcy, assignment for the benefit of creditors, arrangement, or reorganization of a Loan Party (“Insolvency Proceeding”), the Collateral of each Lender shall include Collateral acquired by the applicable Loan Party, or arising, after the commencement of the Insolvency Proceeding, and this Agreement shall continue to apply during any such Insolvency Proceeding.

3.    ALLOCATION OF PAYMENTS AMONG LENDERS. Notwithstanding anything to the contrary, nothing set forth herein shall restrict the Borrowers from making payments of principal, interest, fees and costs to Madryn in accordance with the Madryn Loan Agreement. Without limiting the foregoing, Borrowers may (i) make and continue to make to Madryn payments of principal, interest, fees and costs in accordance with the terms of its Loan Agreement or (ii) prepay a Loan in accordance with the terms of the applicable Loan Agreement, even though in each of the foregoing cases (i) and (ii) such payments may be the proceeds of CNB’s Priority Collateral.

4.    REMEDIES UPON AN EVENT OF DEFAULT

4.1    Exercise of Remedies by Madryn. Madryn shall be free at all times to exercise or to refrain from exercising any and all rights and remedies it may have with respect to the Collateral under the Madryn Loan Documents or under applicable law (and continue to receive regularly scheduled payments); provided that, in no event shall Madryn take any Enforcement Action against any of the CNB Priority Collateral without the prior written consent of CNB until the date that is 120 days after CNB has received written notice from Madryn stating (a) that an Event of Default has occurred under the Madryn Loan Documents and (b) with specific reference to this Section 4.1, that Madryn intends to take an Enforcement Action with respect to the CNB Priority Collateral (and containing specific details of the actions to be taken); provided further, that said 120-day period shall be tolled during (i) any period that CNB or its agent(s), as applicable, is taking Enforcement Action against such CNB Priority Collateral and (ii) the continuation of any case or proceeding by or against Borrower under the Bankruptcy Code or any other insolvency law.

4.2    Exercise of Remedies by CNB. CNB shall be free at all times to exercise or to refrain from exercising any and all rights and remedies it may have with respect to the CNB Priority Collateral under the CNB Loan Documents or under applicable law; provided that, in no event shall CNB take any Enforcement Action against any of the Madryn Priority Collateral without the prior written consent of Madryn until CNB has received written notice from Madryn stating that the Madryn Claim has been paid in full and all commitments to lend thereunder have been terminated. During the term of this Agreement, the “Default Rate” CNB may charge pursuant to the CNB Loan Documents shall be limited to the greater of : (a) default interest rate set forth in the Madryn Loan Documents, or (b) fourteen percent (14%).

4.3    Application of Proceeds of Collection of CNB Priority Collateral after an Event of Default. Notwithstanding anything to the contrary in the Loan Documents, as among the Lenders, the Proceeds of Collection of all of the CNB Priority Collateral shall upon receipt by any Lender, after an Event of Default, be paid to and applied as follows:

(a)    First, to the payment of then outstanding reasonable out-of-pocket costs and expenses of the Lenders expended to preserve the value of the CNB Priority Collateral, of foreclosure or suit with respect to CNB Priority Collateral, if any, and of such sale with respect to the CNB Priority Collateral (in proportion to such costs and expenses theretofore incurred by each);

(b)    Second, to CNB in an amount up to CNB’s Claims until all CNB Priority Obligations are satisfied in full and the CNB Loan Documents evidencing Borrowers’ obligations to CNB (other than in respect of any CNB Excess Obligations) are terminated;

(c)    Third, to Madryn in an amount up to the Madryn Claim until the Madryn Claim is satisfied in full and the Loan Documents evidencing the Loan Parties’ obligations to the Madryn Lenders are terminated;

(d)    Fourth, to CNB in respect of any CNB Excess Obligations; and

(e)    Fifth, to Borrower, its successors and assigns, or to whomsoever may be lawfully entitled to receive the same.

4.4    Application of Proceeds of Collection of Madryn Priority Collateral after an Event of Default. Notwithstanding anything to the contrary in the Loan Documents, as among the Lenders, the Proceeds of Collection of all of the Madryn Priority Collateral shall upon receipt by either Lender, after an Event of Default, be paid to and applied as follows:

(a)    First, to the payment of then outstanding reasonable out-of-pocket costs and expenses of Madryn or the other Madryn Lenders expended to preserve the value of the Madryn Priority Collateral, of foreclosure or suit with respect to Madryn Priority Collateral, if any, and of such sale and the exercise of any other rights or remedies with respect to the Madryn Priority Collateral (in proportion to such costs and expenses theretofore incurred by each);

(b)    Second, to Madryn for application to the Madryn Claim until satisfied in full and the Loan Documents evidencing the Loan Parties’ obligations to the Madryn Lenders are terminated;

(c)    Third, to CNB in an amount up to CNB’s Claims until all CNB Claims are satisfied in full and the CNB Loan Documents evidencing Borrowers’ obligations to CNB (other than in respect of any CNB Excess Obligations) are terminated; and

(f)    Fourth, to the applicable Loan Party, its successors and assigns, or to whomsoever may be lawfully entitled to receive the same.

4.5    CNB Accounts. Notwithstanding anything in this Agreement to the contrary, the above priorities shall not apply to or restrict any and/or all of CNB’s present and future rights (whether described as rights of setoff, banker’s liens, chargeback or otherwise, and whether available to CNB under the law or under any other agreement between CNB and Borrower concerning any account maintained by the Borrower with CNB or any of its affiliates (“CNB Account”)) with respect to: (a) the face amount of a check, draft, money order, instrument, wire transfer of funds, automated clearing house entry, credit from a merchant card transaction, other electronic transfer of funds or other item (i) deposited in or credited to any CNB Account and returned unpaid or otherwise uncollected or subject to an adjustment entry, whether for insufficient funds or for any other reason and without regard to the timeliness of the return or adjustment or the occurrence or timeliness of any other person’s notice of nonpayment or adjustment, (ii) subject to a claim against the CNB for breach of transfer, presentment, encoding, retention or other warranty under Federal Reserve Regulations or Operating Circulars, clearing house rules, the UCC or other applicable law, or (iii) for a merchant card transaction, against which a contractual demand for chargeback has been made; (b) service charges, fees or expenses payable or reimbursable to the CNB in connection with any CNB Account or any related services; and (c) any adjustments or corrections of any posting or encoding errors, so long as such payments are made from the CNB’s Priority Collateral, CNB shall be senior to the Madryn with respect to such payments.

4.6    Insurance. In the event of any loss affecting any Collateral, the Lender having a senior Lien in the affected Collateral under this Agreement shall, subject to the Loan Parties’ rights under the applicable Loan Documents, have the sole and exclusive right (but not the obligation) to adjust settlement of any insurance policy applicable to such Collateral. All proceeds of insurance applicable to the affected Collateral shall (subject to the Loan Parties’ rights under the applicable Loan Documents) be applied in the same manner set forth in Sections 4.3 and 4.4 with respect to such Collateral itself and other Proceeds thereof.

4.7    Releases of Collateral.

(a)    Within three (3) business days of the request by CNB, Madryn shall execute and deliver such termination statements and releases as CNB shall reasonably request to release the Lien or security interest of Madryn in the subject CNB Priority Collateral in connection with a disposition of such Collateral (and shall be deemed to have consented to such disposition) provided that:

(i)    CNB also is releasing (or foreclosing) its Liens on the subject CNB Priority Collateral;

(ii)    the sale or disposition is made to a third party on an arm’s length basis;

(iii)    such sale or disposition (X) is permitted by the terms of the Loan Agreements, (Y) occurs pursuant to an Enforcement Action by CNB, or (Z) occurs after an Event of Default with the consent of CNB; and

(iv)    the net proceeds of such disposition are applied to permanently repay the CNB Claim and to reduce the commitments thereunder in an amount equal to such prepayment.

(b)    Within three (3) business days of the request by Madryn, CNB shall execute and deliver such termination statements and releases as Madryn shall reasonably request to release the Lien or security interest of CNB in the subject Madryn Priority Collateral in connection with a disposition of such Collateral (and shall be deemed to have consented to such disposition) provided that:

(i)    Madryn also is releasing (or foreclosing) its Liens on the subject Madryn Priority Collateral;

(ii)    such sale or disposition (X) is permitted by the terms of the Loan Agreements, (Y) occurs pursuant to an Enforcement Action by Madryn, or (Z) occurs after an Event of Default with the consent of Madryn; and

(iii)    the net proceeds of such disposition are applied to permanently repay the Madryn Claim and to reduce the commitments thereunder in an amount equal to such prepayment.

4.8    Insolvency Events. (a) Subject to Section 4.11, in the event of any distribution, division, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the property of a Loan Party or the proceeds thereof to the creditors of a Loan Party, or the readjustment of any of the Claims, whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of all or any part of any of the Claims, or the application of the property of a Loan Party to the payment or liquidation thereof, or upon the dissolution or other winding up of a Loan Party’s business, or upon the sale of all or any substantial part of a Loan Party’s property (any of the foregoing being hereinafter referred to as an “Insolvency Event”), then, and in any such event, and subject to any subordination arrangements to which the Lenders may be subject, (a) all payments and distributions of any kind or character, whether in cash or property or securities in respect of the Lenders’ Claims shall be distributed pursuant to the provisions of Sections 2.1, 4.3 and 4.4 hereof; (b) each Lender shall promptly file a claim or claims, on the form required in such proceeding, for the full outstanding amount of such Lender’s Claim, and shall use its best efforts to cause said claim or claims to be approved; and (c) in the event that, notwithstanding the foregoing, but subject to the provisions of Sections 2.1, 4.3, and 4.4, any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of the amounts contemplated by such Sections, then the portion of such payment or distribution in excess of such amount shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lender’s Claims.

For avoidance of doubt, nothing set forth in this Agreement, including without limitation the allocation of payments contemplated under Section 4.3 and 4.4, is intended to constitute subordination in right of payment of any Lender’s Claim to any other Claim, but is intended strictly to constitute the Lenders’ agreement as to the subordination of their respective liens in one another’s Priority Collateral to the extent and in the manner provided herein.

(b)    If any Loan Party shall be subject to any Insolvency Event and the Priority Agent shall desire to permit the use of cash collateral which constitutes such Priority Agent’s Priority Collateral or to permit any Loan Party to obtain financing secured by such Priority Collateral (and not by any Collateral which does not constitute such Priority Agent’s Priority Collateral), from one or more of the Lenders for whom such Priority Agent acts as Agent, under Section 363 or Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (such financing, a “DIP Financing”), then each Agent, (A) agrees that it will raise no objection to such use of cash collateral or DIP Financing nor support any other Person objecting to, such sale, use, or lease of cash collateral or DIP Financing and will not request any form of adequate protection or any other relief in connection therewith (except as agreed by the Priority Agent or to the extent expressly permitted by Section 4.8(e)) and, to the extent the Liens securing the Priority Obligations are subordinated to or pari passu with the Liens securing such DIP Financing, the Non-Priority Agent will subordinate its Liens in the Priority Agent’s Priority Collateral to (x) the Liens securing such DIP Financing (and all Claims relating thereto), (y) any adequate protection Liens provided to the Priority Lenders and (z) any “carve-out” for professional or United States Trustee fees agreed to by the Priority Agent; and (B) agrees that notice received five (5) calendar days prior to the entry of an order approving such usage of cash collateral or approving such DIP Financing shall be adequate notice; provided that the foregoing shall not prohibit the Non-Priority Agent or the Non-Priority Lenders from objecting solely to any provisions in any agreement regarding the use of cash collateral or any DIP Financing relating to, describing or requiring any provision or content of a plan of reorganization other than any provisions requiring that the DIP Financing be paid in full in cash; provided further, the maximum amount of indebtedness that may be outstanding from time to time in connection with any DIP Financing to be provided by or with the consent of CNB in respect of its Priority Collateral, together with the principal amount of the CNB Claim outstanding at such time (after giving effect to the application of the proceeds of any DIP Financing to refinance all or any portion of the CNB Claim) shall not exceed an amount equal to the CNB Cap at such time.

(c)    Each Agent, on behalf of itself and the Lenders for whom it acts as Agent, agrees that it will raise no objection to or oppose a sale or other disposition of any Collateral which does not constitute its Priority Collateral free and clear of its Liens or other claims under Section 363 of the Bankruptcy Code if the Priority Agent has consented to such sale or disposition of such assets so long as the interests of the such Agent and the Lenders for whom it acts as Agent in such Collateral attach to the proceeds thereof, subject to the terms of this Agreement. If requested by the Priority Agent in connection therewith, the Non-Priority Agent shall affirmatively consent to such a sale or disposition.

(d) Each Agent, on behalf of itself and the Lenders for whom it acts as Agent, agrees that none of them shall (i) seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any Collateral which does not constitute its Priority Collateral, without the prior written consent of the Priority Agent, or (ii) oppose any request by the Priority Agent or any Priority Lender to seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of their respective Priority Collateral.

(e)    Each Agent, on behalf of itself and the Lenders for whom it acts as Agent:

(i)    may seek adequate protection of its interest in its respective Priority Collateral and the other Agent, on behalf of itself and the Lenders for whom it acts as Agent, agrees that none of them shall contest (or support any other person contesting) (i) any such request for adequate protection by the Priority Agent or (ii) any objection by the Priority Agent or the Priority Lenders to any motion, relief, action or proceeding based on the Priority Agent or the Priority Lenders claiming a lack of adequate protection of their interests in their respective Priority Collateral;

(ii)    acknowledges and agrees that any superpriority administrative expense claim granted to such Agent or arising under 11 U.S.C. § 507(b) as adequate protection of its interest in its respective Priority Collateral shall be pari passu with any superpriority administrative expense claim granted to the other Agent as adequate protection of its interest in its respective Priority Collateral;

(iii)    may seek adequate protection of its junior interest in Collateral, subject to the provisions of this Agreement, only if (A) the Priority Agent is granted adequate protection in the form of a replacement Lien on post-petition collateral of the same type as the Priority Collateral, and (B) such additional adequate protection requested by such Agent is in the form of a replacement Lien on such post-petition collateral of the same type as the Priority Collateral, which Lien, if granted, will be subordinated to the adequate protection Liens granted in favor of the Priority Agent on such post-petition collateral and the Liens securing any DIP Financing (and all Obligations relating thereto) secured by such Priority Collateral on the same basis as the Liens of the Non-Priority Agent on such Priority Collateral are subordinated to the Liens of the Priority Agent on such Priority Collateral under this Agreement;

(iv)     agrees that, in the event an Agent, on behalf of itself or any of the Lenders for whom it acts as Agent, seeks or requests (or is otherwise granted) adequate protection of its junior interest in Collateral in the form of a replacement Lien on additional collateral in any form, then such Agent, on behalf of itself and the Lenders for whom it acts as Agent, the Priority Agent shall also be granted a replacement Lien on such additional collateral as adequate protection of its senior interest in Collateral and that such Agent’s replacement Lien shall be subordinated to the replacement Lien of the Priority Agent;

(v)    agrees that, if any Agent or Lender receives as adequate protection a Lien on post-petition assets of the same type as its pre-petition Priority Collateral, then such post-petition assets shall also constitute Priority Collateral of such Person to the extent of any allowed claim secured by such adequate protection Lien;

(vi)    may seek and receive additional adequate protection of its junior interest in Collateral, subject to the provisions of this Agreement, in the form of a superpriority administrative expense claim, including a claim arising under 11 U.S.C. § 507(b), which superpriority administrative expense claim shall be junior in all respects to any superpriority administrative expense claim granted to the Priority Lenders with respect to such Collateral; and

(vii)    agrees that, in the event an Agent, on behalf of itself and the Lenders for whom it acts as Agent, seeks or receives protection of its junior interest in Collateral and is granted a superpriority administrative expense claim, including a claim arising under 11 U.S.C. § 507(b), that the Priority Lenders shall receive a superpriority administrative expense claim which shall be senior in all respects to the superpriority administrative expense claim granted to such Agent with respect to such Collateral.

(f)    Neither Agent, nor any of the Lenders for which they act as Agent, shall oppose or seek to challenge (a) any claim by the Priority Agent or any Priority Lender for allowance in any Insolvency or Liquidation Proceeding of Obligations consisting of post-petition interest, fees, costs, charges or expenses to the extent of the value of the Lien of the Priority Agent in such Priority Agent’s Priority Collateral, without regard to the existence of the Lien of the other Agent in such Collateral, or (b) any claim by the Non-Priority Agent or any Non-Priority Lender for allowance in any Insolvency or Liquidation Proceeding of Obligations consisting of post-petition interest, fees, costs, charges or expenses to the extent of the value of the lien of the Non-Priority Agent in such Collateral.

4.9    Return of Payments. To the extent any payment for the account of a Loan Party is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is in accordance with the provisions of Sections 2.2, 4.3, and 4.4.

4.10    Foreclosure.

(a)    Credit Bid By Madryn. Nothing set forth herein shall preclude Madryn Lenders from making a credit bid in connection with (i) any foreclosure or sale in an Insolvency Event of any Madryn Priority Collateral, or (ii) any foreclosure or sale in an Insolvency Event of any Collateral, provided that such Madryn Lenders also make a cash bid with respect to any CNB Priority Collateral subject to such foreclosure or sale sufficient to satisfy the CNB Priority Obligations.

(b)    Credit Bid by CNB. Nothing set forth herein shall preclude CNB from making a credit bid in connection with (i) any foreclosure or sale in an Insolvency Event of any CNB Priority Collateral, or (ii) any foreclosure or sale in an Insolvency Event of any Collateral, provided that CNB also makes a cash bid with respect to any Madryn Priority Collateral subject to such foreclosure or sale sufficient to satisfy the Madryn Claim.

(c)    License of Intellectual Property. Madryn (i) acknowledges and consents to the grant to CNB by the Loan Parties on the date hereof of a limited, non-exclusive royalty-free license (the “Closing Date License”) of the Intellectual Property solely as needed to dispose of Inventory in connection with an exercise of remedies and (ii) agrees that its Liens in the Madryn Priority Collateral shall be subject to the Closing Date License.

4.11    Exception for Bank Services. In addition to the provision of Bank Services by CNB, which may be provided on a non-cash secured basis, the parties acknowledge that Borrower may in the future desire to pledge cash and/or securities in connection with the provision by CNB to Borrower of Bank Services. The parties agree that notwithstanding anything to the contrary contained in this Agreement, Borrower may pledge cash and/or securities in the aggregate principal amount of up to One Million Dollars ($1,000,000) to CNB as collateral to secure its obligations to CNB relating to Bank Services (such cash and/or securities and the proceeds thereof (but expressly excluding any other Collateral) being hereinafter referred to as the “Cash Collateral”). The parties further agree that (a) notwithstanding anything to the contrary contained in this Agreement, CNB’s lien on the Cash Collateral shall be senior in priority to the Liens of Madryn under the Madryn Loan Documents to the extent of Borrower’s reimbursement obligations in respect of Bank Services in the aggregate principal amount of up to One Million Dollars ($1,000,000) (collectively, the “Reimbursement Obligations”), and (b) CNB may extend credit to Borrower in connection with the provision of Bank Services and take such action as CNB deems necessary to enforce its rights and remedies to satisfy the Reimbursement Obligations in respect to Bank Services, all without prior notice to or the consent of Madryn. Madryn may not foreclose upon, or force CNB to take any actions with respect to, the Cash Collateral notwithstanding anything in this Agreement to the contrary. CNB consents to Borrower’s grant to Madryn of liens and security interests against the Cash Collateral, and the parties agree that the Cash Collateral and proceeds thereof shall be distributed among the Lenders, after termination and satisfaction of the Reimbursement Obligations to CNB, in the manner and order set forth in Sections 2.1, 4.3 and 4.4, as applicable. This Section 4.11 shall not in any way limit CNB’s rights under Sections 4.2 and 4.3. For the avoidance of doubt, the parties acknowledge and agree that notwithstanding anything stated in this Section 4.11 to the contrary, to the extent the Cash Collateral is ever comprised of CNB Priority Collateral it may also be used to secure any other amounts owed by Borrower to CNB and is not limited to One Million Dollars.

4.12    Other Actions. Notwithstanding anything to the contrary set forth in this Agreement, any Lender may:

(a)    file a claim or statement of interest with respect to its Loan or Claims in an Insolvency Event;

(b)    take any action (not adverse to the priority status of the Liens securing the other Lender’s Priority Collateral or such other Lender’s rights to exercise its rights with respect to such Liens) in order to create, perfect, preserve or protect its Lien on any of its respective Collateral;

(c)    file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of its Loans or Claims, including any claims secured by the Collateral, if any, in each case not prohibited by the terms of this Agreement;

(d)    file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of any Loan Party arising under either an Insolvency Event or applicable non-bankruptcy law, in each case not prohibited by the terms of this Agreement;

(e)    take any action to the extent necessary to prevent the running of any applicable statute of limitation or similar restriction on claims, or to assert a compulsory cross-claim or counterclaim against a Loan Party;

(f)    vote on any plan of reorganization;

(g)    file any proof of claim, make other filings and make any arguments and motions with respect to its Loans or Claims that are, in each case,

(h)    furnish a notice under the Loan Documents to preserve or enforce its rights with respect thereto, including notices to any Loan Party of the existence of any event of default under the applicable Loan Agreement;

(i)    engage consultants, valuation firms, investment bankers, and perform or engage third parties to perform audits, examinations and appraisals of the Collateral for the sole purpose of valuing the Collateral and not for the purpose of marketing or conducting a disposition of the Collateral; or

(j)    exercise any rights and remedies with respect to its Priority Collateral.

5.    EXCULPATION OF AND DELEGATION BY LENDERS

5.1    Exculpation. In connection with any exercise of Enforcement Actions hereunder, no Lender or any of its partners, or any of their respective directors, officers, employees, attorneys, accountants, or agents shall be liable as such for any action taken or omitted by it or them, except for its or their own gross negligence or willful misconduct with respect to its duties under this Agreement.

5.2    Delegation of Duties. Each Lender may execute any of its powers and perform any duties hereunder either directly or by or through agents or attorneys-in-fact. Each Lender shall be entitled to advice of counsel concerning all matters pertaining to such powers and duties. No Lender shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it, if the selection of such agents or attorneys-in-fact was done without gross negligence or willful misconduct.

6.    RIGHTS IN THE WARRANTS

Notwithstanding anything to the contrary herein, no warrants issued to any Lender (or any affiliate thereof) by a Loan Party, the stock issuable thereunder, any equity securities purchased by any Lender (or any affiliate thereof), any amounts paid thereunder, any dividends, or any other rights in connection therewith shall be subject to the terms and conditions of this Agreement. Nothing herein shall affect any Lender’s rights (or the rights of any affiliate thereof as assignee) under any such warrants or stock to administer, manage, transfer, assign, or exercise such warrants or stock for its own account.

7.    NO RESPONSIBILITY FOR INVESTIGATION

Each of the Lenders represents that it has made, and agrees that it will continue to make its own independent investigation of the financial condition and affairs of Loan Parties in connection with the making, administration and enforcement of its Loans, and that it has made and shall continue to make its own appraisal of the creditworthiness of the Loan Parties. No Lender shall have any duty or responsibility either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of any other party, or to provide any other party with any credit or other information with respect thereto, whether coming into its possession before the date hereof or any time or times thereafter, and shall further have no responsibility with respect to the accuracy of or the completeness of the information provided to the Lenders by Loan Parties.

8.    REPRESENTATIONS AND WARRANTIES

8.1    Due Organization and Qualification. Each Lender represents and warrants to the other parties that it is a corporation or other entity duly existing and in good standing under the laws of its state of organization and it is qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified, except for such states as to which any failure so to qualify would not have a material adverse effect on such Lender.

8.2    Authority. Each Lender represents and warrants that it has all necessary power and authority to execute, deliver and perform this Agreement in accordance with the terms hereof and that it has all requisite power and authority to own and operate its properties and to carry on its business as now conducted.

8.3    Authorization; Enforceability. Each Lender represents and warrants that (a) the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have each been duly authorized by all necessary action on its part, and (b) this Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of such person, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

9.    NOTICES

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except informal documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, or by facsimile to the parties, at their respective addresses or fax numbers set forth below:

If to Madryn:	Madryn Asset Management, LP Attention: John Ricciardi 140 E. 45th Street, 15th Floor, Suite B New York, NY 10017 Electronic Mail: jricciardi@madrynlp.com Telephone: (646) 560-5493
with a copy to:	Moore & Van Allen PLLC Attention: Tripp Monroe 100 North Tryon Street, Suite 4700 Charlotte, NC 28202 Fax: (704) 378-1942 Email: trippmonroe@mvalaw.com

If to CNB:	City National Bank 100 S.E. 2nd Street, 13th Floor Miami, Florida 33131 Attention: Legal Department Fax: (305) 533-0144 Email: LegalDepartment@citynational.com

with a copy to:	Greenspoon Marder LLP Attention: Thomas F. Coyle, Jr. 200 East Broward Boulevard, Suite 1800 Fort Lauderdale, FL 33301 Fax: 954-343-6948 Email: Thomas.Coyle@gmlaw.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. In addition, each Lender agrees (a) to use its best efforts to notify the other Lender promptly upon receipt of any material written notice from a Loan Party and (b) at the other Lender’s request, to send a copy of any such notice to the other Lender, but neither Lender shall have any liability to the other Lender for any inadvertent failure to give such notice under clause (a) or (b) above.

10.    NO BENEFIT TO THIRD PARTIES

The terms and provisions of this Agreement shall be for the sole benefit of Lenders, and their respective successors and assigns, and no other person or entity (including any Loan Party) shall have any right, benefit, priority, or interest under, or because of this Agreement.

11.    GENERAL PROVISIONS

12.1    Lender’s Rights. Madryn, on the one hand (for itself and for each Madryn Lender), and CNB on the other hand (individually, a “Lender Group” and collectively, the “Lender Groups”), agrees that each Lender Group may at any time, and from time to time, without the consent of the other Lender Groups and without notice to the other Lender: (i) renew or extend any Loan Party’s indebtedness and obligations owing to such Lender Group or that of any other person at any time directly or indirectly liable for the payment of thereof; (ii) accept partial payments of its Claims; (iii) settle, release (by operation of law or otherwise), compromise, collect or liquidate any of its Claims; (iv) release, exchange, fail to perfect, delay the perfection of, fail to resort to, or realize upon its Collateral; (v) change, alter or vary the interest charge on, or any other terms or provisions of its Claims or any present or future instrument, document or agreement with any Loan Party; and (vi) take any other action or omit to take any other action with respect to its Claims as it deems necessary or advisable in its sole discretion; subject, however, in all cases, to the specific provisions of this Agreement. Each Lender Group waives any right to require another Lender Group to proceed first against some Collateral before proceeding against other Collateral, or to exercise certain remedies before exercising other remedies, whether under the equitable doctrine of marshalling or otherwise, but subject, in all cases, to the provisions of this Agreement.

11.2    Non-Avoidability. The subordinations and priorities specified in this Agreement are expressly conditioned upon the non-avoidability and perfection of the security interest to which another security interest is subordinated, and if the security interest to which another security interest is subordinated is not perfected or is avoidable, for any reason, then the subordinations and relative priority provided for in this Agreement shall not be effective as to the particular Collateral that is the subject of the unperfected or avoidable security interest.

11.3    Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned, transferred or participated by any of the parties hereto without being in compliance with Section 2.3.

11.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

11.5    Entire Agreement; Construction; Amendments and Waivers.

(a)    This Agreement constitutes and contains the entire agreement among the Lenders, and supersedes any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof.

(b)    This Agreement is the result of negotiations between and has been reviewed by each of the Lenders executing this Agreement as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against any party. Lenders agree that they intend the literal words of this Agreement and that no parole evidence shall be necessary or appropriate to establish any of their actual intentions.

(c)    Any and all amendments, modifications, discharges or waivers of, or consents to any departures from any provision of this Agreement shall not be effective without the written consent of each Lender against which enforcement of the same is sought. Any waiver or consent with respect to any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which it was given. Any amendment, modification, waiver or consent effected in accordance with this Section 11.5(c) shall be binding upon each Lender.

11.6    Counterparts. This Agreement may be executed in any number of counterparts, including counterparts transmitted by facsimile or other means of electronic transmission, and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

11.7    Termination. This Agreement shall terminate upon the later of (a) irrevocable payment in full to each Lender of all amounts owing to it under the Loan Documents, (b) the termination of all obligations to lend thereunder and (c) termination of the Loan Documents. Notwithstanding the prior termination of this Agreement, the respective obligations of each Lender to indemnify each other shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lenders have run.

11.8    Reinstatement. Notwithstanding any provision of this Agreement to the contrary, the rights and obligations of the parties hereunder shall be reinstated and revived if and to the extent that for any reason any payment by or on behalf of a Loan Party is rescinded, or must be otherwise restored by Lenders, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid. To the extent any payment is rescinded or restored, the obligations shall be revived in full force and effect without reduction or discharge for that payment.

11.9    Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any obligations remain outstanding hereunder.

12.    RELATIONSHIP OF LENDERS

Lenders shall not under any circumstances be construed to be partners or joint venturers of one another; nor shall the Lenders under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with one another, or to owe any fiduciary duty to one another. Lenders do not undertake or assume any responsibility or duty to one another to select, review, inspect, supervise, pass judgment upon or otherwise inform each other of any matter in connection with the Loan Parties’ property, any Collateral held by any Lender or the operations of the Loan Parties. Each Lender shall rely entirely on its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Lender in connection with such matters is solely for the protection of such Lender.

13.    CHOICE OF LAW AND VENUE; AND JURY TRIAL WAIVER

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, AND EACH OF THE LENDERS HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK. TO THE EXTENT NOT PROHIBITED BY APPLICABLE STATE LAW, LENDERS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

MADRYN HEALTH PARTNERS, LP, a Delaware limited partnership

By:	MADRYN HEALTH ADVISORS, LP, its General Partner

	By:	MADRYN HEALTH ADVISORS GP, LLC, its General Partner

	By:	/s/ Avinash Amin
	Name:	Avinash Amin
	Title:	Member

CITY NATIONAL BANK OF FLORIDA

By:	/s/ Greg Mangram
Name:	Greg Mangram
Title:	SVP

The undersigned acknowledges and agrees with the terms of this Agreement.

VENUS CONCEPT INC., a Delaware corporation, for itself and on behalf of each other Loan Party

By:	/s/ Domenic Serafino
Name:	Dominic Serafino
Title:	Chief Executive Officer